                                                                Exhibit 99.1

ENERGY WEST INCORPORATED ANNOUNCES SETTLEMENT OF PPL MONTANA LITIGATION

GREAT FALLS, Mont., June 18 /PRNewswire-First Call/--ENERGY WEST INCORPORATED
(NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that its subsidiary, Energy
West Resources, Inc., and PPL Montana, LLC, have agreed on a settlement of their lawsuit over an energy supply agreement that was filed originally in July 2001.
Under the terms of the settlement, Energy West Resources will pay PPL a total of
$3.2 million, with an initial payment of $1.0 million and the balance of $2.2 million to be paid by the end of September 2003. Proceedings in the case are now stayed pending payment of the $2.2 million amount. If the $2.2 million payment is not made on or before September 30, 2003, the stay of proceedings will be lifted and the Court will be asked to set a new trial date for the second phase of the case. Energy West Resources may still effect termination of the lawsuit by payment after September 30, 2003 but not later than the earlier of December
31, 2003 or ten days before the new trial date, but if payment is not made by the earlier of those dates, the initial payment of $1.0 million will be forfeited. Any such payment will bear interest at an annual rate of 15 % after
September 30, 2003. In the event of forfeiture of the $1.0 million amount, such amount would be credited against any future judgment in favor of PPL.

Safe Harbor Forward Looking Statement: Energy West Incorporated (EWST) is
including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of EWST. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects,"
"intends," "plans," "predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond EWST's control. EWST expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in EWST's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, JSHOGAN@EWST.COM, or John C. Allen,
Corporate Counsel and Vice-President, 1-406-791-7503, JCALLEN@EWST.COM, both of
Energy West Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is WWW.ENERGYWEST.COM
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Our address is P.O. Box 2229, Great Falls MT 59403-2229